Exhibit 99.1

ASCENA RETAIL GROUP ANNOUNCES APPOINTMENT OF RANDY L. PEARCE AS LEAD INDEPENDENT DIRECTOR; ADOPTION OF MAJORITY VOTING STANDARD AND OTHER CORPORATE GOVERNANCE CHANGES

MAHWAH, N.J. – March 4, 2015 – Ascena Retail Group Inc. (NASDAQ:ASNA) announced today that Randy L. Pearce has been appointed to the newly created role of Lead Independent Director. As Lead Independent Director, Mr. Pearce will preside at executive sessions of the independent directors, will serve as liaison between the independent directors and the Chairman of the Board and between the independent directors and senior management, and will call meetings of the independent directors, as appropriate.

David Jaffe, President and Chief Executive Officer of Ascena, commented, “Randy has consistently been a strong, objective voice on Ascena’s board. We are pleased to formalize and recognize his role and responsibility, and to reinforce our commitment to strong governance with the amendments announced today.”

The Company also announced that its Board of Directors has adopted amendments to its by-laws that now provide for a majority-voting standard for uncontested director elections. Any incumbent director who does not receive at least a majority of the votes cast in such an election will be required to tender his or her resignation to the Board of Directors, which would then determine whether to accept the resignation.

The Company’s Board of Directors also adopted a set of Corporate Governance Guidelines that, among other things, include policies and procedures relating to the Lead Independent Director role and the majority voting standard, as well as restrictions on hedging transactions and pledging transactions by directors and executive officers.

Additionally, the Board of Directors has expanded the responsibilities of the Nominating Committee to include making recommendations relating to corporate governance matters, and has renamed such Committee the Nominating and Corporate Governance Committee.

The Company will file a Current Report on Form 8-K that will contain further details. A copy of the Current Report, the amended and restated by-laws, the Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter will also be available on the Investor Relations section of the Company’s website, at www.ascenaretail.com, click on “Investor Relations”.

About Randy L. Pearce

Mr. Pearce has been a director of the Company since 2005 and is currently Chair of its Audit Committee and a member of the Compensation Committee. In addition to his extensive financial background and deep knowledge of Ascena, Mr. Pearce has significant leadership and operating experience with other large publicly held retail companies. He previously served as President of Regis Corporation, an owner, operator and franchisor of hair and retail product salons. He also previously served as Senior Executive Vice President, Chief Financial and Administrative Officer of Regis Corporation and held various other executive positions at Regis Corporation during his tenure there. Mr. Pearce is a director and Chair of the Audit Committee of Appliance Recycling Centers of America.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ:ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Lane Bryant, Cacique, maurices, dressbarn and Catherines brands; and for tween girls under the Justice brand. Ascena Retail Group, Inc. operates through its subsidiaries approximately 3,900 stores throughout the United States and Canada.

For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.lanebryant.com, www.maurices.com, www.dressbarn.com, www.catherines.com, www.cacique.com, and www.shopjustice.com.

Ascena Retail Group, Inc. Contacts

Investor Relations

551-777-6780

or

ICR, Inc.

James Palczynski, 203-682-8229

Partner

jp@icrinc.com